Exhibit 99.1

NEWS RELEASE
Skyline Corporation
2520 By-Pass Road
P.O. Box 743
Elkhart, Indiana 46515-0743
(574) 294-6521

Subject:	FOURTH QUARTER AND YEAR END	Approved by:	JAMES R. WEIGAND

ELKHART, INDIANA — JULY 29, 2005
SKYLINE REPORTS YEAR-END, FOURTH QUARTER RESULTS
     Net earnings for Skyline Corporation’s 2005 fiscal year were $5,452,000 compared to $6,141,000 in fiscal 2004. On a per share basis, fiscal 2005 net earnings were $0.65 versus $0.73 in the 2004 fiscal year.
     For the fourth quarter which ended May 31, 2005, net earnings were $3,115,000 compared to $2,754,000 of the fourth quarter of fiscal 2004. Net earnings per share for fiscal 2005’s fourth quarter were $0.37 versus $0.33 of the fourth quarter of fiscal 2004.
     Sales for fiscal 2005 were $454,324,000 compared to $433,900,000 of a year earlier. Sales for the fourth quarter of fiscal 2005 were $119,507,000 compared to $117,500,000 of fiscal 2004’s fourth quarter.
     Sales for Skyline’s manufactured housing group for fiscal 2005 were $335,394,000 compared to $311,354,000 of fiscal 2004. The group’s sales for the fiscal 2005 fourth quarter totaled $88,547,000, compared to $82,225,000 of the comparable period of fiscal 2004.
     For Skyline’s RV group, sales for fiscal 2005 were $118,930,000 compared to $122,546,000 of fiscal 2004. The RV group’s sales for fiscal 2005’s fourth quarter were $30,960,000 compared to $35,275,000 of the fourth quarter of fiscal 2004.
     Skyline continues to maintain its traditionally strong balance sheet with no long-term debt and a healthy position in cash and temporary cash investments. This financial strength, along with a seasoned management team, should help the company meet the challenges ahead.
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SKYLINE CORPORATION AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars in thousands except per share)

	Three Months Ended		Year Ended
	May 31, (Unaudited)		May 31,
	2005	2004	2005	2004

Sales	$119,507	$117,500	$454,324	$433,900

Earnings before income taxes	4,771	4,410	8,662	10,106

Provision for income taxes	1,656	1,656	3,210	3,965

Net earnings	$3,115	$2,754	$5,452	$6,141

Basic earnings per share	$.37	$.33	$.65	$.73

Weighted average common shares outstanding	8,391,244	8,391,244	8,391,244	8,391,244

SKYLINE CORPORATION AND SUBSIDIARY COMPANIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	May 31,
ASSETS	2005	2004

Cash and temporary cash investments	$149,525	$150,449
Accounts receivable	26,466	26,090
Inventories	9,838	9,895
Other current assets	6,233	9,046

Total Current Assets	192,062	195,480

Property, Plant and Equipment, net	35,838	36,930

Other Assets	9,537	8,758

	$237,437	$241,168

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable, trade	$9,521	$7,776
Accrued liabilities	27,149	24,100
Income taxes payable	729	166

Total Current Liabilities	37,399	32,042

Other Deferred Liabilities	10,535	10,642

Common stock	312	312
Additional paid-in capital	4,928	4,928
Retained earnings	250,007	258,988
Treasury stock	(65,744)	(65,744)

Total Shareholders’ Equity	189,503	198,484

	$237,437	$241,168